As filed with the Securities and Exchange Commission on August __, 2010
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MediaMind Technologies Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware		52-2266402
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
135 West 18th Street, 5th Floor New York, NY 10011 (646) 202-1320
(Address of Principal Executive Offices)

MediaMind Technologies Inc. 2007 Stock Option and Incentive Plan (Full Titles of the Plans)

Sarit Firon Chief Financial Officer 135 West 18th Street, 5th Floor New York, NY 10011 646-202-1320
(Telephone Number, Including Area Code, of Agents for Service)

With a copy to:
Michael Kaplan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	11,088,308 5,681,864	$10.81(2) $5.65(3)	$119,809,167.94(2) $32,094,947.80(3)	$8,542.40(4) $2,288.37(4)
TOTALS:	16,770,172			$10,830.77

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of Common Stock, par value $0.001 per share (“Common Stock”) of MediaMind Technologies Inc. (the “Company” or the “Registrant”) issuable pursuant to the 2007 Stock Option and Incentive Plan (the “Plan”), and any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock of Common stock on the Nasdaq Global Select Market on August 12, 2010.

(3)
Estimated pursuant to Rule 457(h) under the Securities Act, soley for the purpose of computing the registration fee of stock options outstanding under the Plan, based on a weighted average exercise price of $5.65.

(4)	Rounded up to the nearest penny.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)      The Company’s latest prospectus filed with Commission on August 12, 2010 pursuant to Securities Act Rule 424(b) (Securities Act Registration No. 333-165379); and

(b)      The description of the Company’s capital stock which is contained in the Company’s Exchange Act Registration Statement on Form 8-A dated August 6, 2010, including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company’s certificate of incorporation and director indemnification agreements provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or, in the case of a director, is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Seven of our certificate of incorporation eliminates the liability of a director to us for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to the Company;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

The Company carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number
4.1
Form of Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Securities Act Registration Statement on Form S-1, as amended, filed with the Commission on July 26, 2010 (Commission File No. 333-165379))

4.2
Form of Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Securities Act Registration Statement on Form S-1, as amended, filed with the Commission on July 26, 2010 (Commission File No. 333-165379))

5	Opinion of Davis Polk & Wardwell LLP

23	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

Exhibit Number
23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5)

24.0	Power of Attorney (contained in the signature pages hereto)

99	MediaMind Technologies Inc. 2007 Stock Option and Incentive Plan

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, MediaMind Technologies Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on the 16th day of August, 2010.

MediaMind Technologies Inc.

By:	/s/ Sarit Firon
Name: Sarit Firon
Title: Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gal Trifon, Sarit Firon and Vered Raviv, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gal Trifon	Chief Executive Officer, President and Director (principal executive officer)	August 16, 2010
Gal Trifon

/s/ Sarit Firon	Chief Financial Officer (principal financial officer and principal accounting officer)	August 16, 2010
Sarit Firon

/s/ Eli Barkat	Director	August 16, 2010
Eli Barkat

/s/ Guy Gamzu	Director	August 16, 2010
Guy Gamzu

/s/ Michael J. Kelly	Director	August 16, 2010
Michael J. Kelly

Signature	Title	Date

/s/ Timothy I. Maudlin	Director	August 16, 2010
Timothy I. Maudlin

/s/ Deven Parekh	Director	August 16, 2010
Deven Parekh

/s/ James Warner	Director	August 16, 2010
James Warner

EXHIBIT INDEX

Exhibit Number
4.1
Form of Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Securities Act Registration Statement on Form S-1, as amended, filed with the Commission on July 26, 2010 (Commission File No. 333-165379))

4.2
Form of Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Securities Act Registration Statement on Form S-1, as amended, filed with the Commission on July 26, 2010 (Commission File No. 333-165379))

5	Opinion of Davis Polk & Wardwell LLP

23	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5)

24.0	Power of Attorney (contained in the signature pages hereto)

99	MediaMind Technologies Inc. 2007 Stock Option and Incentive Plan